Exhibit 99.1

FRANCESCA’S® ANNOUNCES Conclusion of Bankruptcy Auction

and SELECTION OF Winning Bidder

Buyers to Continue to Operate the Business as a Going Concern

HOUSTON, TX – January 19, 2021 – Francesca’s Holdings Corporation (the “Company”) today announced that after a comprehensive sale process, multiple bids, and a fulsome auction conducted under Section 363 of the United States Bankruptcy Code its Stalking Horse Bidder, Francesca’s Acquisition LLC, an affiliate of TerraMar Capital LLC (“TerraMar”), and Tiger Capital LLC (collectively, the “Buyer”) was selected as the winning bidder under an enhanced asset purchase agreement. The Buyer will acquire certain assets of the Company. The Company will be sold on a going concern basis and TerraMar has committed to continuing operating at least 275 francesca’s® boutiques.

Andrew Clarke, Chief Executive Officer under its new ownership, said, “We are extremely pleased with the interest in francesca’s® during a robust auction process and that TerraMar emerged as the winning bidder. TerraMar shares our belief in the future of the business, has proven experience in supporting companies like ours through the next phase of growth and is committed to a revitalized francesca’s.® The Buyer was chosen as the winning bidder based in part on its commitment to the future business and its recognition of the value of our people and our brand. Upon court approval and the final closing of the transaction, we believe francesca’s® will emerge a stronger company poised to drive growth by exploring new brand avenues, expanding our ecommerce channels, and providing our customers with the latest fashion options and treasure hunt experiences they know and love.”

“We look forward to partnering with Andrew and the francesca’s® team as we begin a new era for francesca’s®. The Company is well positioned to continue providing great products for its customers in an omni-channel approach. We are very focused on francesca’s® being a good partner for suppliers, landlords and other key stakeholders going forward,” said Joshua Phillips, Managing Partner of TerraMar Capital.

The transaction is expected to close by the end of January 2021, subject to approval of the U.S. Bankruptcy Court for the District of Delaware currently set for approval on January 21, 2021. Upon the completion of the sale, the francesca’s® business will successfully exit from its Chapter 11 Bankruptcy proceeding.

francesca’s® is represented by O’Melveny & Myers LLP and Richards Layton & Finger, P.A. as bankruptcy counsel and FTI Consulting, Inc. and FTI Capital Advisors LLC as the Company’s financial advisor and investment banker. TerraMar Capital, LLC and Francesca’s Acquisition, LLC retained the services of McDonald Hopkins LLC and Young Conaway Stargatt & Taylor, LLP as counsel. Tiger Capital Group provides asset valuation, advisory and disposition services to a broad range of retail, wholesale, and industrial clients.

Additional Information

Additional information about the asset sale, as well as other documents related to the restructuring and reorganization proceedings, is available at https://cases.stretto.com/francescas.

About Francesca's Holdings Corporation

francesca's® is a specialty retailer that operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. As of today, francesca's® operates approximately 551 boutiques in 45 states throughout the United States and the District of Columbia and also serves its customers through www.francescas.com and its mobile app. For additional information on francesca's®, please visit www.francescas.com.

Company Contact:
Cindy Thomassee
832-494-2240
IR@francescas.com